Exhibit 10.10

March 15, 2022

David Dornan, Ph.D.
[****]
[****]
[****]

Re: Employment Agreement

Dear David:

On behalf of Elevation Oncology, Inc. (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your employment with the Company, should you accept our offer.

1.You will be employed to serve as the Chief Scientific Officer effective as of March 14, 2022 (the “Effective Date”).  You will be a full-time employee of the Company, and you will report to me, Shawn M. Leland, Founder and CEO and have such duies and responsibilities as are customary for such position.  You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.  You agree to abide by the rules, regulations, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.  Initially, you will work on a remote basis.  Should the Company establish a principal place of business operations, you will be expected to spend a meaningful amount of time at such location on terms and conditions as may be agreed between you and the Company.
2.Your base salary will be at the rate of $35,000.00 monthly (equivalent to an annualized base salary of $420,000.00, subject to tax and other withholdings as required by law and will be paid on the regularly schedule payroll dates of the Company.  The Company may elect to increase your base salary periodically based on your performance and/or industry standards for similarly situated executives.
3.Following the end of each fiscal year and subject to the approval of the Company’s Board (or a committee thereof), you will be eligible for a retention and performance bonus, targeted at 40% (prorated portion based upon your date of hire for the corresponding bonus period) of your annualized base salary as determined by the Board (or a committee thereof) in its sole discretion based on your individual performance and the Company's performance during the applicable fiscal year. If a bonus is awarded, unless otherwise specifically provided by the Board or committee administering such plan, it shall be paid on or before February 28th of the year following the year in which such bonus was earned. You must be an active employee of the Company on the final day on the calendar year to be eligible for and to earn a bonus award.
4.You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, including any health and welfare plans and/or the Company’s Change in Control and Severance Plan, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).
5.You are eligible for five (5) weeks of vacation per calendar year to be taken at such times as will not materially interfere with the performance of your duties. The number of vacation days for which you are eligible shall accrue at the rate of 2.08 days per month that you are employed during such calendar year. Up to three (3) vacation days earned in one calendar year may be carried forward and used in the subsequent calendar year.
6.Subject to the approval of the Board, within sixty days of the Effective Date, the Company will grant to you a stock option (the “Initial Option Grant”) under the Company's 2021 Equity Incentive Plan (the “Stock Plan”) to purchase 230,000 shares of common stock of the Company, at an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board. The Initial Option Grant will be evidenced in writing by, and subject to the terms of the Stock Plan and a stock option agreement provided by the Company, which agreement will specify that the options subject to the Initial Option Grant will vest, subject to your continued service, (x) as to 25% of the underlying shares on the first anniversary of your start date, and (y) as to the balance in equal 1/36th monthly installments thereafter unti1 the fourth anniversary of your start date, and pursuant to the Company's Change in Control and Severance Plan, as may be in effect from time to time.
7.You will be required to execute a Proprietary Information, Inventions, Non- Competition and Non-Solicitation Agreement in the form attached as Attachment A (“Proprietary Information Agreement”) as a condition of employment.
8.You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.
9.You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You acknowledge and agree that your employment is subject to and conditioned upon your eligibility to work in the United States.
10.This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of  employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the CEO, which expressly states the intention to modify the at-will nature of your employment.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

11.The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks.  You will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment.  The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.
12.The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email, whether premises or remote) are subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.
13.This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether relating to the subject matter of this letter or your employment with the Company.  The resolution of any disputes under this letter will be governed by the laws of the State of California.
14.To the fullest extent permitted by law, and subject to the limitations on arbitration set forth in subsection (a)(i) and (ii) below, you and the Company (collectively, the “parties”) agree as follows:
(a)The parties agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof (the “Arbitrable Claims”), except as follows:
(i)This arbitration section does not restrict your right to file (A) claims in court for violation of the California Labor Code, including on a representative action basis under California Labor Code Sections 2698, et seq, or the California Fair Employment and Housing Act; or (B) administrative claims before any government agency where, as a matter of law, you have the right to file such administrative claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, and applicable state and local agencies; and
(ii)Each party may seek injunctive relief in court related to the improper use, disclosure or misappropriation of that party’s private, proprietary, confidential and/or trade secret information.
(b)For all (i) Arbitrable Claims, and (ii) claims covered by subsection (a)(i) above that you voluntarily elect to adjudicate through administration rather than in court, the arbitration shall be conducted in California through the American Arbitration Association (“AAA”) before a single neutral arbitrator, in accordance with the AAA employment arbitration rules then in effect.  The AAA rules may be found and reviewed at https://www.adr.org/sites/default/files/Employment%20Rules.pdf.  If you are unable to access these rules, please let us know and we will provide you with a hardcopy.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.
(c)This arbitration section is governed by and will be construed in accordance with the Federal Arbitration Act, 9 U.S.C. 1, et seq.  If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions of this arbitration provision shall be severable in nature, and remain fully enforceable.

* * *

If you agree with the provisions of this letter, please sign this letter in the space provided below and return it to me, by March 21, 2022.  If you do not accept this offer by this date, this offer will be revoked.

Very Truly Yours,

By: /s/ Shawn M. Leland
Name: Shawn M. Leland, PharmD, RPh
Title: Founder and CEO

The foregoing correctly sets forth the terms of my employment by Elevation Oncology, Inc.  I am not relying on any representations pertaining to my employment other than those set forth above.  I have read, understand, and agree to all of the above and hereby accept the Company’s offer of employment on the above terms and conditions.  I understand that my employment with the Company is considered “at will” meaning that either the Company or I may terminate this employment relationship at any time for any reason without cause or notice.  I further understand and agree that my employment is contingent upon my execution of the Proprietary Information Agreement.

/s/ David DornanDate: 3/16/2022
Name: David Dornan, PhD